SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 11)*

Norwegian Cruise Line Holdings Ltd.

(Name of Issuer)

Ordinary Shares, par value $0.001

(Title of Class of Securities)

G66721 10 4

(CUSIP Number)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue, 22nd Floor

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 30, 2016

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Guarantor - Co-Invest VI (B), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person NCL Athene LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Athene Life Re Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person IC

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Athene Annuity and Life Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Iowa

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person IC

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Athene Annuity and Life Assurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person IC

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Athene USA Corporation

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Iowa

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person HC

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Athene Holding Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person HC

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Athene Asset Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person IA

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAM GP, Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person CO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Life Asset Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person CO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,514,235 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,514,235 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Associates, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,786,094 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,184,112 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,455,971 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,184,112 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.1%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV II), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,222,523 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,494,382 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,222,523 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.1%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV III), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,143,570 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,415,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,143,570 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.0%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV IV), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,138,027 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,409,886 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,138,027 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.0%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,545,480 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,817,339 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,545,480 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Delaware) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 32,306,971 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,578,830 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 32,306,971 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 14.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Delaware 892) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,583,636 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,855,495 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,583,636 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Germany) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 30,776,498 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 48,357 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 30,776,498 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 13.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI Euro Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 37,499,494 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,771,353 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 37,499,494 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 16.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VII Euro Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 33,177,037 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,448,896 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177,037 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 14.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Guarantor - Co-Invest VII, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 30,745,812 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 17,617 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 30,745,812 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 13.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Investments (Co-Invest VII), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 30,745,812 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 17,617 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 30,745,812 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 13.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA MIP Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,786,094 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,786,094 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 1.7%

14	Type of Reporting Person CO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Alternative Assets, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,532,149 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,804,008 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,532,149 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo International Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,532,149 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,804,008 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,532,149 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo International Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 34,532,149 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,804,008 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,532,149 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 15.2%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 40,028,162 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,300,021 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 40,028,162 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 17.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management VI, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 40,028,162 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,300,021 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 40,028,162 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 17.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 40,028,162 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,300,021 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 40,028,162 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 17.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 40,028,162 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,300,021 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 40,028,162 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 17.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI (EH), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 51,275,162 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 20,547,021 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 51,275,162 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 22.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI (EH-GP), Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 51,275,162 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 20,547,021 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 51,275,162 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 22.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VII (EH), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 33,177,037 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,448,896 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177,037 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 14.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VII (EH-GP) Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 33,177,037 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,448,896 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177,037 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 14.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 53,724,058 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 22,995,917 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 53,724,058 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 23.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings III GP, Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 53,724,058 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 22,995,917 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 53,724,058 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 23.7%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☒

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 60,578,055 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 29,849,914 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 60,578,055 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 26.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 60,578,055 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 29,849,914 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 60,578,055 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 26.7%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management VII, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☒

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 33,178,001 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,449,860 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,178,001 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 14.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VII Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 33,178,001 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,449,860 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,178,001 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 14.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 63,027,915 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 32,299,774 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 63,027,915 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 27.8%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 63,027,915 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 32,299,774 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 63,027,915 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☒

13	Percent of Class Represented by Amount in Row (11) 27.8%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 66,831,923 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 36,103,782 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 66,831,923 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 29.4%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 66,831,923 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 36,103,782 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 66,831,923 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 29.4%

14	Type of Reporting Person OO

This Amendment No. 11 to Schedule 13D  supplements and amends the Statement on Schedule 13D filed by the Reporting Persons (as defined below) on February 4, 2013, Amendment No. 1 to Schedule 13D filed on August 16, 2013, Amendment No. 2 to Schedule 13D filed on December 11, 2013, Amendment No. 3 to Schedule 13D filed on December 31, 2013, Amendment No. 4 to Schedule 13D filed on March 12, 2014, Amendment No. 5 to Schedule 13D filed on September 5, 2014, Amendment No. 6 to Schedule 13D filed on November 21, 2014, Amendment No. 7 to Schedule 13D filed on May 28, 2015, Amendment No. 8 to Schedule 13D filed on August 18, 2015, Amendment No. 9 to Schedule 13D filed on August 31, 2015, and Amendment No. 10 to Schedule 13D filed on December 21, 2015 with respect to the ordinary shares, par value $0.001 (the “Ordinary Shares”), of Norwegian Cruise Line Holdings Ltd. (the “Issuer”).

Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Statement on Schedule 13D filed on February 4, 2013, as amended.

Responses to each item of this Amendment No. 11 to Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 1.         Security and Issuer

Item 2.         Identity and Background

Item 2 is hereby deleted in its entirety and restated as follows:

This Amendment No. 11 to Schedule 13D is filed by: (i) AAA Guarantor - Co-Invest VI (B), L.P., a Marshall Islands limited partnership (“Co-Invest VI (B)”); (ii) NCL Athene LLC, a Delaware limited liability company (“NCL Athene”); (iii) Athene Life Re Ltd., a Bermuda reinsurance company (“ALRe”); (iv) Athene Annuity and Life Company, an Iowa corporation (“AALC”); (v) Athene Annuity & Life Assurance Company, a Delaware corporation (“AALA”); (vi) Athene USA Corporation, an Iowa corporation (“AUSA”); (vii) Athene Holding Ltd., a Bermuda exempted company (“Athene Holding”); (viii) Athene Asset Management, L.P., an exempted limited partnership registered in the Cayman Islands (“AAM”); (ix) AAM GP Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“AAM GP”); (x) Apollo Life Assets Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Apollo Life”); (xi) Apollo Capital Management, L.P., a Delaware limited partnership (“Capital Management”); (xii) Apollo Capital Management GP, LLC, a Delaware limited liability company (“Capital Management GP”); (xiii) AAA Associates, L.P., a Guernsey limited partnership (“AAA Associates”); (xiv) AIF VI NCL (AIV), L.P., an exempted limited partnership registered in the Cayman Islands (“AIF VI NCL”); (xv) AIF VI NCL (AIV II), L.P., an exempted limited partnership registered in the Cayman Islands (“NCL (AIV II)”); (xvi) AIF VI NCL (AIV III), L.P., an exempted limited partnership registered in the Cayman Islands (“NCL (AIV III)”); (xvii) AIF VI NCL (AIV IV), L.P., an exempted limited partnership registered in the Cayman Islands (“NCL (AIV IV)”); (xviii) Apollo Overseas Partners VI, L.P., an exempted limited partnership registered in the Cayman Islands (“Overseas VI”); (xix) Apollo Overseas Partners (Delaware) VI, L.P., a Delaware limited partnership (“Overseas Delaware”); (xx) Apollo Overseas Partners (Delaware 892) VI, L.P., a Delaware limited partnership (“Overseas 892”); (xxi) Apollo Overseas Partners (Germany) VI, L.P., an exempted limited partnership registered in the Cayman Islands (“Overseas Germany”); (xxii) AIF VI Euro Holdings, L.P., an exempted limited partnership registered in the Cayman Islands (“AIF VI Euro”); (xxiii) AIF VII Euro Holdings, L.P., an exempted limited partnership registered in the Cayman Islands (“AIF VII Euro”); (xxiv) AAA MIP Limited, a limited company incorporated in Guernsey (“AAA MIP”); (xxv) AAA Guarantor — Co-Invest VII, L.P., a Guernesy limited partnership (“Co-Invest VII”); (xxvi) AAA Investments (Co-Invest VII), L.P., a Delaware limited partnership (“AAA Investments”); (xxvii) Apollo Alternative Assets, L.P., an exempted limited partnership registered in the Cayman Islands

(“Alternative Assets”); (xxviii) Apollo International Management, L.P., a Delaware limited partnership (“Intl Management”); (xxvix) Apollo International Management GP, LLC, a Delaware limited liability company (“International GP”); (xxx) Apollo Advisors VI, L.P., a Delaware limited partnership (“Advisors VI”); (xxxi) Apollo Capital Management VI, LLC, a Delaware limited liability company (“ACM VI”); (xxxii) Apollo Principal Holdings I, L.P., a Delaware limited partnership (“Principal I”); (xxxiii) Apollo Principal Holdings I GP, LLC, a Delaware limited liability company (“Principal I GP”); (xxxiv) Apollo Advisors VI (EH), L.P., an exempted limited partnership registered in the Cayman Islands (“Advisors VI (EH)”); (xxxv) Apollo Advisors VI (EH-GP), Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Advisors VI (EH-GP)”); (xxxvi) Apollo Advisors VII (EH), L.P., an exempted limited partnership registered in the Cayman Islands (“Advisors VII (EH)”); (xxxvii) Apollo Advisors VII (EH-GP) Ltd, an exempted company incorporated in the Cayman Islands with limited liability (“Advisors VII (EH-GP)”); (xxxviii) Apollo Principal Holdings III, L.P., an exempted limited partnership registered in the Cayman Islands (“Principal III”); (xxxix) Apollo Principal Holdings III GP, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Principal III GP”); (xl) Apollo Management VI, L.P., a Delaware limited partnership (“Management VI”); (xli) AIF VI Management, LLC, a Delaware limited liability company (“AIF VI LLC”); (xlii) Apollo Management VII, L.P., a Delaware limited partnership (“Management VII”); (xliii) AIF VII Management, LLC, a Delaware limited liability company (“AIF VII LLC”); (xliv) Apollo Management, L.P., a Delaware limited partnership (“Apollo Management”); (xlv) Apollo Management GP, LLC, a Delaware limited liability company (“Management GP”); (xlvi) Apollo Management Holdings, L.P., a Delaware limited partnership (“Management Holdings”), and (xlvii) Apollo Management Holdings GP, LLC, a Delaware limited liability company (“Management Holdings GP”).  NCL Athene, ALRe, AALC, AAA Associates, AALA, AUSA, Athene Holding, AAM, AAM GP, Apollo Life, Capital Management, Capital Management GP, AIF VI NCL, NCL (AIV II), NCL (AIV III), NCL (AIV IV), Overseas VI, Overseas Delaware, Overseas 892, Overseas Germany, AIF VI Euro, AIF VII Euro, Co-Invest VII, AAA Investments, AAA MIP, Alternative Assets, Intl Management, International GP, Advisors VI, ACM VI, Principal I, Principal I GP, Advisors VI (EH), Advisors VI (EH GP), Advisors VII (EH), Advisors VII (EH GP), Principal III, Principal III GP, Management VI, AIF VI LLC, Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP are referred to herein collectively as the “Reporting Persons”.  As a result of the Reorganization (as defined in Item 3 below), Co-Invest VI (B) is no longer included as a Reporting Person, and NCL Athene, ALRe, AALC, AALA, AUSA, Athene Holding, AAM, AAM GP, Apollo Life, Capital Management and Capital Management GP have been included as Reporting Persons.

The principal address for Co-Invest VI (B) is c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960.  The principal address for AALA, AALC and AUSA is 7700 Mills Civic Parkway, West Des Moines, Iowa 50266.  The principal address for NCL Athene, Athene Holding and ALRe is 96 Pitts Bay Road, Pembroke, Bermuda HM08.  The principal address for AAA Associates, Co-Invest VII and AAA MIP is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port, Guernsey, Channel Islands.

The principal address for each of AAA Investments, Alternative Assets, Overseas Delaware, Overseas 892, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal address for each of AAM, AAM GP, Apollo Life, AIF VI NCL, NCL (AIV II), NCL (AIV III), NCL (AIV IV), Overseas VI, Overseas Germany, AIF VI Euro, AIF VII Euro, Advisors VI (EH), Advisors VI (EH GP), Advisors VII (EH), Advisors VII (EH GP), Principal III and Principal III GP is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, KY1-9005 Grand Cayman, Cayman Islands.

The principal address for each of Capital Management, Capital Management GP, Intl Management, International GP, Management VI, AIF VI LLC, Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP is 9 West 57th Street, 43rd Floor, New York, New York 10019.

NCL Athene, AIF VI NCL, NCL (AIV II), NCL (AIV III), NCL (AIV IV), Overseas VI, Overseas Delaware, Overseas 892, Overseas Germany, AIF VI Euro, AIF VII Euro, Co-Invest VII, Alternative Assets, Management VI and Management VII (collectively, the “Apollo Holders”) each hold shares of the Ordinary Shares of the Issuer.

NCL Athene is principally engaged in the business of investing in securities of the Issuer.  ALRe and AALC, each of which are Class A members of NCL Athene and thereby have the right to control how NCL Athene votes the Ordinary Shares of the Issuer, are each principally engaged in the business of insurance.  AALA is the sole shareholder of AALC and is principally engaged in the business of insurance.  AUSA is the sole shareholder of and is principally engaged in the business of serving as an insurance holding company.  Athene Holding is the sole shareholder of ALRe and AUSA and is principally engaged in the business of serving as an insurance holding company.  AAM serves as the investment manager for AALC and ALRe pursuant to an investment management agreement with each of AALC and ALRe and is principally engaged in the business of acting as investment manager to Athene Holding and its subsidiaries.  AAM GP is the general partner of AAM, and is principally engaged in the business of acting as general partner to AAM.  Apollo Life is the sole shareholder of AAM GP, and is principally engaged in the business of investing in AAM GP.  Capital Management is registered as an investment adviser with the SEC and is the sole member and manager of Apollo Life, and is principally engaged in the business of acting as investment manager to Apollo investment funds.  Capital Management GP is the general partner of Capital Management and is principally engaged in the business of serving as the general partner of Capital Management.

AAA Associates is a Class B member of NCL Athene and thereby has the right under certain circumstances to consent to the disposition of the Ordinary Shares of the Issuer held by NCL Athene.  Co-Invest VII is principally engaged in the business of investing in securities.  AAA Investments serves as the general partner of Co-Invest VII, and is principally engaged in the business of serving as the general partner of Co-Invest VII and other investment funds.  AAA MIP serves as the general partner of AAA Associates, and is principally engaged in the business of serving as the general partner of AAA Associates and other investment funds.  Alternative Assets provides management services to AAA Associates, as well as to AAA Investments and AAA MIP, and is principally engaged in the business of providing management services to AAA Investments, AAA MIP and other investment funds.  Intl Management serves as the managing general partner of Alternative Assets and is principally engaged in serving as the general partner or managing general partner of Apollo management entities.  International GP serves as the general partner of Intl Management and is principally engaged in the business of serving as the general partner of Intl Management.

Overseas VI, Overseas Delaware, Overseas 892 and Overseas Germany are principally engaged in the business of investing in securities.  Advisors VI serves as the general partner of each of Overseas VI, Overseas Delaware, Overseas 892 and Overseas Germany, and is principally engaged in the business of serving as the general partner of Apollo investment funds.  ACM VI is the general partner of Advisors VI and is principally engaged in serving as the general partner of Advisors VI.  Principal I serves as the sole member and manager of ACM VI, and is principally engaged in the business of serving as the sole member and manager of ACM VI and other Apollo advisor entities.  Principal I GP serves as the general partner of Principal I and is principally engaged in serving as the general partner of Principal I.

AIF VI NCL, NCL (AIV II), NCL (AIV III), NCL (AIV IV), AIF VI Euro and AIF VII Euro are principally engaged in the business of investing in securities.  Advisors VI (EH) serves as the general partner of AIF VI NCL, NCL (AIV  II), NCL (AIV  III), NCL (AIV  IV) and AIF VI Euro, and is principally engaged in the business of serving as the general partner of AIF VI NCL, NCL (AIV  II), NCL (AIV  III), NCL (AIV  IV) and AIF VI Euro, and other investment funds.  Advisors VI (EH-GP) serves as the general partner of Advisors VI (EH) and is principally engaged in the business of serving as the general partner of Advisors VI (EH).  Advisors VII (EH) serves as the general partner of AIF VII Euro and is principally engaged in the business of serving as the general partner of AIF VII Euro, and other investment funds.  Advisors VII (EH-GP) serves as the general partner of Advisors VII (EH) and is principally engaged in the business of serving as the general partner of Advisors VII (EH).  Principal III serves as the sole shareholder of Advisors VI (EH-GP) and Advisors VII (EH-GP), and is principally engaged in serving as the sole shareholder or sole member and manager of Advisor VI (EH-GP), Advisors VII (EH-GP) and other Apollo advisor entities.  Principal III GP serves as the general partner of Principal III and is principally engaged in the business of serving as the general partner of Principal III.

Management VI serves as the manager of each of AIF VI NCL, NCL (AIV  II), NCL (AIV  III), NCL (AIV  IV), Overseas VI, Overseas Delaware, Overseas 892, Overseas Germany and AIF VI Euro Holdings, and is principally engaged in the business of serving as the manager of Apollo investment funds.  AIF VI LLC serves as the general partner of Management VI and is principally engaged in the business of serving as the general partner of Management VI.  Management VII serves as the manager of AIF VII Euro Holdings, and is principally engaged in the business of serving as the manager of Apollo investment funds.  AIF VII LLC serves as the general partner of Management VII and is principally engaged in the business of serving as the general partner of Management VII.  Apollo Management serves as the sole member and manager of AIF VI LLC and AIF VII LLC, and is principally engaged in the business of serving as the member and manager of Apollo management entities.  Management GP serves as the general partner of Apollo Management and is principally engaged in the business of serving as the general partner of Apollo Management.

Management Holdings serves as the sole member and manager of each of Capital Management GP, Management GP and International GP, and is principally engaged in the business of serving as the sole member and manager of Capital Management GP, Management GP, International GP and other Apollo management entities.  Management Holdings GP serves as the general partner of Management Holdings and is principally engaged in the business of serving as the general partner of Management Holdings.

Attached as Appendix A to Item 2 is information concerning the executive officers, managers and directors of Principal I GP, Principal III GP, Management Holdings GP and other entities as to which such information is required to be disclosed in response to Item 2 and General Instruction C to Schedule 13D.

On August 23, 2016, Management VI and Management VII and two other Apollo affiliated investment advisers (collectively, the “Apollo Advisers”), without admitting or denying the Commission’s findings of a violation of the Investment Advisers Act of 1940, consented to the entry of an order by the Commission instituting administrative and cease-and-desist proceedings, making findings and imposing a cease-and-desist order as well as civil monetary penalties in the amount of $12,500,000.  With respect to conduct participated in by Management VI and Management VII, the Commission found that the Apollo Advisers had failed to disclose to investors considering investments in certain private equity funds that they would accelerate monitoring fees charged to portfolio companies when the portfolio company was sold and the monitoring arrangement terminated.  In addition, the Commission found that the Apollo Advisers failed to reasonably supervise a former senior partner who had charged personal items and services to Apollo-advised funds, and failed to adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act arising from the failure to disclose in advance the acceleration of monitoring fees as well as the improper reimbursement of expenses. As a result of this conduct, the Commission found that the Apollo Advisers violated Sections 203(e)(3), 206(2) and 206(4) of the Advisers Act and Rules 206(4)-7 and 206(4)-8 adopted thereunder.

Other than as discussed above, none of the Reporting Persons nor any of the persons or entities referred to in Appendix A to Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

Item 3.         Source and Amount of Funds or Other Consideration

Item 4.         Purpose of Transaction

Item 5.         Interest in Securities of the Issuer

Item 5 is hereby amended and supplemented as follows:

On September 30, 2016, AAA Associates, Co-Invest VI (B), AAA Investments (Co-Invest VI), L.P. (“Co-Invest VI”), Alternative Assets, AALC, ALRe and NCL Athene entered into a Master AAA-NCL Restructuring Agreement (the “Restructuring Agreement”) in order to restructure the indirect interest of the Athene entities in the Ordinary Shares of the Issuer held indirectly through Co-Invest VI (B) (the “Restructuring”).  Pursuant to the Restructuring Agreement, Co-Invest VI (B) contributed the Ordinary Shares of the Issuer it held of record to the newly formed NCL Athene in exchange for Class A and Class B membership interests in NCL Athene.  Co-Invest VI (B) in turn distributed the Class A and Class B membership interests in NCL Athene to Co-Invest VI, which distributed the Class A membership interests to ALRe and AALC according to their respective Co-Invest VI capital accounts, and distributed all of the Class B membership interests to AAA Associates.  Following the consummation of the transactions under the Restructuring Agreement, NCL Athene is the record holder of 3,786,094 Ordinary Shares of the Issuer, and Co-Invest VI (B) no longer holds any Ordinary Shares and will no longer be included as a Reporting Person.  Also on September 30, 2016, NCL Athene signed a joinder and became a party to the Shareholders Agreement, as amended.

Pursuant to the Shareholders Agreement, as amended on November 19, 2014 by Amendment No. 1 to the Amended and Restated Shareholders’ Agreement (“Amendment 1 to Shareholders Agreement”), the Apollo Holders may be deemed to beneficially own an aggregate of 66,831,923 Ordinary Shares, which includes the Ordinary Shares held of record by the Apollo Holders, and the Ordinary Shares held by the Genting HK Entities and the TPG Entities, respectively, and represents approximately 29.4% of the Issuer’s outstanding Ordinary Shares.

The Ordinary Shares reported as beneficially owned by each Reporting Person includes only those shares over which such person may be deemed to have voting or dispositive power.  Only Management Holdings and Management Holdings GP report beneficial ownership of all of the Ordinary Shares owned of record by the Apollo Holders.  Each of the Reporting Persons disclaims beneficial ownership of all of the Ordinary Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(a)  See also the information contained on the cover pages of this Amendment No. 11 to Schedule 13D which is incorporated herein by reference.  The percentage of Ordinary Shares beneficially owned by each Reporting Person is based on 227,114,541 outstanding Ordinary Shares as of August 3, 2016, as reported by the Issuer in the Form 10-Q filed with the Securities and Exchange Commission on August 9, 2016.

(b)                                 See the information contained on the cover pages of this Amendment No. 11 to Schedule 13D, which is incorporated herein by reference.

(c)                                  Other than as discussed above, there have been no reportable transactions with respect to the Ordinary Shares of the Issuer within the last 60 days by the Reporting Persons.

(d)                                 Not applicable.

(e)                                  Not applicable.

Item 6.         Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended and supplemented as follows:

Under the NCL Athene Amended and Restated Limited Liability Company Agreement, dated as of September 30, 2016, the Class A members carry the right to manage the investments of NCL Athene.  The Class B member has no right to participate in the management and control of the Company and no right to vote on or consent to any matter relating to the Company.  The Class A interests, however, must obtain the consent of the Class B member for any management decisions that would be inconsistent with the Amended and Restated Co-investment Agreement, dated as of December 16, 2009, to which Co-Invest VI is a party.

The summary of the NCL Athene Amended and Restated Limited Liability Company Agreement as described in this Item 6 does not purport to be complete and is qualified in its entirety by reference to such agreement, which is attached to this Statement on Schedule 13D as Exhibit 2, and is incorporated herein by reference.

Item 7.         Material to Be Filed as Exhibits

Exhibit 1:                   Joint Filing Agreement

Exhibit 2:                   NCL Athene Amended and Restated Limited Liability Company Agreement

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated: October 11, 2016

AAA GUARANTOR - CO-INVEST VI (B), L.P.

	By:	AAA MIP Limited
its general partner

	By:	Apollo Alternative Assets, L.P.
its investment manager

	By:	Apollo International Management, L.P.
its managing general partner

	By:	Apollo International Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

NCL ATHENE LLC

	By:	Athene Annuity and Life Company,
its Class A member

	By:	/s/ John L. Golden
John L. Golden
Executive Vice President, Legal

ATHENE LIFE RE LTD.

By:	/s/ Tab Shanafelt
Tab Shanafelt
General Counsel and Chief Operating Officer

ATHENE ANNUITY AND LIFE COMPANY

By:	/s/ John Golden
John Golden
Executive Vice President, Legal

ATHENE ANNUITY AND LIFE ASSURANCE COMPANY

By:	/s/ John Golden
John Golden
Executive Vice President, Legal

ATHENE USA CORPORATION

By:	/s/ John Golden
John Golden
Executive Vice President, Legal

ATHENE HOLDING LTD.

By:	/s/ Tab Shanafelt
Tab Shanafelt
Senior Vice President, Legal and Corporate Secretary

ATHENE ASSET MANAGEMENT, L.P.

By:	AAM GP Ltd.
its general partner

By:	/s/ Angelo Lombardo
Angelo Lombardo
Senior Vice President, Counsel and Secretary

AAM GP LTD.

By:	/s/ Angelo Lombardo
Angelo Lombardo
Senior Vice President, Counsel and Secretary

APOLLO LIFE ASSET LTD.

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Cindy Michel
	Name:	Cindy Michel
	Title:	Vice President

AAA ASSOCIATES, L.P.

By:	AAA MIP Limited
its general partner

By:	Apollo Alternative Assets, L.P.
its service provider

By:	Apollo International Management, L.P.
its managing general partner

By:	Apollo International Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AAA MIP LIMITED

By:	Apollo Alternative Assets, L.P.
its investment manager

By:	Apollo International Management, L.P.
its managing general partner

By:	Apollo International Management GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AAA GUARANTOR - CO-INVEST VII, L.P.

By:	AAA Investments (Co-Invest VII), L.P.
its general partner

By:	Apollo Alternative Assets, L.P.
its investment manager

By:	Apollo International Management, L.P.
its managing general partner

By:	Apollo International Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AAA INVESTMENTS (CO-INVEST VII), L.P.

By:	Apollo Alternative Assets, L.P.
its investment manager

By:	Apollo International Management, L.P.
its managing general partner

By:	Apollo International Management GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ALTERNATIVE ASSETS, L.P.

By:	Apollo International Management, L.P.
its managing general partner

By:	Apollo International Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO INTERNATIONAL MANAGEMENT, L.P.

By:	Apollo International Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO INTERNATIONAL MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV II), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV III), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV IV), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI EURO HOLDINGS, L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI (EH), L.P.

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI (EH-GP), LTD.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VII EURO HOLDINGS, L.P.

By:	Apollo Advisors VII (EH), L.P.
its general partner

By:	Apollo Advisors VII (EH-GP), Ltd.
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VII (EH), L.P.

By:	Apollo Advisors VII (EH-GP), Ltd.
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VII (EH-GP), LTD.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS III, L.P.

By:	Apollo Principal Holdings III GP, Ltd.
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS III GP, LTD.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

By:	Apollo Capital Management VI, LLC,
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

By:	Apollo Capital Management VI, LLC,
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

By:	Apollo Capital Management VI, LLC,
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (GERMANY) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

By:	Apollo Capital Management VI, LLC,
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI, L.P.

By:	Apollo Capital Management VI, LLC,
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO CAPITAL MANAGEMENT VI, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC
its general partner

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT, L.P.

By:		Apollo Management GP, LLC
its general partner

By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT GP, LLC

By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:		Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APPENDIX A

The following sets forth information with respect to certain of the executive officers, directors and managers, as applicable, of Management Holdings GP, Principal I GP and Principal III GP.  Capitalized terms used herein without definition have the meanings assigned thereto in the Schedule 13D to which this Appendix A relates, as amended.

Messrs. Leon D. Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Management Holdings GP, the managers of Principal I GP and the directors of Principal III GP.  The principal occupations of each of Messrs. Black, Harris and Rowan is to act as executive officers, managers and directors, as the case may be, of Management Holdings GP, Principal I GP, Principal III GP and other related investment managers and advisors.

The business address of each of Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019.  Messrs. Black, Harris and Rowan are each a citizen of the United States.  Each of Messrs. Black, Harris and Rowan disclaim beneficial ownership of all of the Ordinary Shares included in this report, and the filing of this report shall not be construed as an admission that any such person is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.